SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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OPENWAVE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1400 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 21, 2003

To the stockholders of Openwave Systems Inc.:

Notice Is Hereby Given that the Annual Meeting of Stockholders of Openwave Systems Inc., a Delaware corporation (the “Company”), will be held on Friday, November 21, 2003 at 8:30 a.m. PST at the Company’s offices located at 1400 Seaport Boulevard, Redwood City, California 94063 for the following purposes:

(1)    To elect two members of the Board of Directors to hold office for a three-year term.

(2)    To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending June 30, 2004.

(3)    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 30, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

A copy of the Company’s 2003 Annual Report to the Securities and Exchange Commission (the “SEC”), which contains a copy of the Form 10-K for the fiscal year ended June 30, 2003, has been included in the package of materials sent to you.

By Order of the Board of Directors

Steve Peters

Secretary

Redwood City, California

October 29, 2003

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also choose to vote by the Internet or by telephone. Please refer to the enclosed proxy card for instructions. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

OPENWAVE SYSTEMS INC.

1400 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

November 21, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Openwave Systems Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Friday, November 21, 2003 at 8:30 a.m. PST (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s offices located at 1400 Seaport Boulevard, Redwood City, California 94063. The Company intends to mail this proxy statement and accompanying proxy card on or about October 29, 2003 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Telephone, Internet or personal solicitation by directors, officers or other regular employees of the Company may supplement original solicitation of proxies by mail. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on September 30, 2003 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 30, 2003, the Company had outstanding and entitled to vote approximately 60,876,480 shares of common stock, after adjustment for the Company’s recent one-for-three reverse stock split of its common stock.

Each holder of record of common stock on Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The Inspector will also determine whether or not a quorum is present.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted, with respect to the item not marked, FOR the election of directors, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

In the absence of controlling precedent to the contrary, abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal.

Directors shall be elected by a plurality of the votes of the shares of the Company’s common stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the proposal relating to the ratification of the appointment of auditors of the Company’s financial statements requires the affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

Voting Electronically via the Internet or by Telephone

Voting by the Internet or telephone is fast and convenient and your vote is immediately confirmed and tabulated. In addition, by using the Internet or telephone, you help the Company reduce its postage and proxy tabulation costs.

Stockholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card.

If your shares are registered in the name of a bank or brokerage firm, you also have the option to vote your shares electronically over the Internet or by telephone. Please refer to your proxy card for instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided. Stockholders who elected to receive the 2003 Proxy Statement and Annual Report over the Internet will be receiving an e-mail message on or about October 29, 2003 with information on how to access stockholder information and instructions for voting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 1400 Seaport Boulevard, Redwood City, California 94063, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

For a stockholder’s proposal to be included in the Company’s Proxy Statement for the 2004 Annual Meeting of Stockholders, the stockholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposal must be received by the Company not later than July 1, 2004. To be timely, stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Company no earlier than August 23, 2004 and no later than November 1, 2004 unless the Annual Meeting is called for a date earlier than October 22, 2004 or later than January 20, 2005, in which case such proposal must be received no later than the later of the close of business on the 10th day following public disclosure of the date of the meeting is made and the 20th day prior to such annual meeting, and no earlier than the 90th day prior to such annual meeting.

Recent Events

On October 1, 2003, the stockholders of the Company approved a proposal granting discretionary authority to the Board of Directors to implement one of a series of amendments to the Company’s certificate of Incorporation effecting either a one for 3, 4 or 5 reverse stock split. On October 9, 2003, the Board of Directors exercised its authority and approved an amendment effecting a one-for-three reverse stock split of the Company’s common stock, which was effected on October 21, 2003. All share numbers and share prices, as appropriate, in this Annual Meeting proxy statement reflect amounts post-reverse split, even with respect to dates prior to October 21, 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of six directors. The Amended and Restated Certificate of Incorporation divides the Board into three classes; Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until their successors are duly elected and qualified, or if applicable for mid-term nominees and appointees, to complete the term of that class of director. The Class III directors will stand for election at the Annual Meeting. The Class II directors will stand for election at the 2004 annual meeting and Class I directors will stand for election at the 2005 annual meeting. If any nominee for any reason is unable to serve, or will not serve, as a director, the proxies may be voted for such substitute nominee as the Nominating and Corporate Governance Committee of the Board of Directors may propose and the full Board of Directors may approve. The Company is not aware of any nominee who will be unable to serve, or will not serve, as a director.

Nominees

The names of the nominees for election as Class III directors at the Annual Meeting and of the incumbent Class I and Class II directors and certain information about them, as of October 15, 2003, are set forth below:

Name	Age	Positions and Offices Held With the Company
Nominees for election as Class III director for a term expiring in 2006:

Kevin J. Kennedy	47	Director
Harold L. Covert, Jr.(1) (3)	56	Director

Incumbent Class I director for a term expiring in 2005:

Don Listwin(2)	44	President, Chief Executive Officer and Director
Bo Hedfors(3) (4)	59	Director

Incumbent Class II directors for a term expiring in 2004:

Masood Jabbar(1)	53	Director
Bernard Puckett(1) (3) (4)	59	Chairman of the Board

Notes:

(1)	Member of the Audit Committee
(2)	Member of the Stock Option Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Compensation Committee

Business Experience of Directors

Harold L. (Hal) Covert, Jr. has served as a Director since April 2003. He formerly served as Extreme Networks’ Chief Financial Officer from August 2001 to September 2003 and remains in a consulting capacity with Extreme Networks until March 2004. At Extreme Networks, Mr. Covert was responsible for management of its financial operations and information technology systems. Mr. Covert has over 25 years of experience in the high-tech industry. Before joining Extreme Networks, Mr. Covert was the Chief Financial Officer at Silicon Graphics, Inc. from July 2000 to July 2001, and prior to joining SGI, Mr. Covert held the position of Executive

Vice President and Chief Financial Officer at Adobe Systems, Inc. from 1998 to 2000. Mr. Covert holds an MBA from Cleveland State University, a Bachelor of Science in Business Administration from Lake Erie College and is a Certified Public Accountant.

Bo C. Hedfors has served as a Director since April 2002. Mr. Hedfors is currently President and Founder of Hedfone Consulting, which he established in April 2002. Previously, Mr. Hedfors was Executive Vice President of Motorola and President of its global wireless infrastructure business based in Chicago from 1998 to 2002. Prior to joining Motorola, he spent 30 years in different management positions at Ericsson, including President and CEO of Ericsson, Inc. from 1994-1998; Chief Technology Officer (CTO) of LM Ericsson from 1990-1993; and President of Honeywell Ericsson Development Co. from 1984-1986. Mr. Hedfors is the Chairman of the Board of Directors of Cyneta Networks, Inc. and a member of the Board of Directors of Tellabs, Mobileway, SwitchCore AB, Virtutech AB and Castell Media AB. Mr. Hedfors is a former member of the Cellular Telecommunications and Internet Association (CTIA). He has served on several university boards and is currently Chairman of US Friends of Chalmers University of Technology, Inc. He is a Special Director of the Swedish American Chamber of Commerce USA, Inc. Mr. Hedfors has an MS degree in Electrical Engineering from Chalmers Institute of Technology in Gothenburg, Sweden and he is a member of the Royal Swedish Academy of Engineering Sciences.

Masood Jabbar has served as a Director since August 2003. Mr. Jabbar was appointed to the Board to fill the vacancy created by Mr. Evans’ resignation from the Board in July 2003. Mr. Jabbar retired from Sun Microsystems Inc. where he served as Executive Vice President and Advisor to the CEO from July 2002 through September 2003 and as Executive Vice President of Global Sales Operations from July 2000 to June 2002. He was with Sun for over 16 years where he held a variety of senior positions, including President of the Computer Systems Division from February 1998 to June 2002 and, prior to that, Vice President, Chief Financial Officer and Chief of Staff of Sun Microsystems Computer Corporation from May 1994 to January 1998. Prior to joining Sun Microsystems Inc., Mr. Jabbar worked for 10 years at Xerox Corporation and prior to Xerox, 2 years at IBM Corporation. Mr. Jabbar serves on the Board of Directors of Picsel Technologies Inc. and Zaplet Inc. Mr. Jabbar holds a Masters in International Management from the American Graduate School of International Management, an MBA from West Texas A&M University and a Bachelor of Arts Degree from Economics & Statistics University of the Punjab, Pakistan.

Kevin J. Kennedy has served as a Director since October 2002. Mr. Kennedy was the Chief Operating Officer of the Company from August 2001 until August 2003 and remains as an advisor to the CEO of the Company. Mr. Kennedy is currently the President and Chief Executive Officer of JDS Uniphase. Between 1994 and August 2001, Mr. Kennedy was with Cisco Systems, Inc., most recently as Senior Vice President of the IOS Technologies Division (ITD) and the Service Provider Line of Business. Prior to joining Cisco, Mr. Kennedy spent 17 years at Bell Laboratories where he was responsible for establishing strategy and driving the execution of innovative, value-added solutions. In 1987, Mr. Kennedy was a congressional fellow to the US House of Representative Committee on Science, Space and Technology, assisting Congress in understanding technology policy and US high-technology competitiveness. Mr. Kennedy currently serves as a Telecom Fund Technical Advisor to Braver, a technical advisor to Cisco Systems, and sits on the Board of Directors of Quantum, JDS Uniphase and Rambus. Mr. Kennedy holds a BS Degree in Mechanical Engineering from Lehigh University in Pennsylvania and a MS and PhD from Rutgers University in New Jersey. He has taught at Rutgers and published more than 30 technical articles on computational methods and issues of technology management. Mr. Kennedy also recently co-authored the book, “Why Some Companies Dominate and Others Fail”.

Don Listwin has served as a Director and as President and CEO since September 2000 and is currently Vice-Chairman of the Board. Prior to joining the Company, Mr. Listwin spent 10 years at Cisco Systems in various senior positions, including Executive Vice President of Corporate Marketing, Service Provider and Consumer Lines of Business from June 1998 to August 2000. Mr. Listwin has over 20 years of experience in the networking industry. Mr. Listwin also serves on the Board of Directors of Redback Networks, Cellular

Telecommunications and Internet Association (CTIA) and NetAid, a nonprofit organization that partners with the United Nations to provide corporations, groups and individuals concrete ways to fight extreme poverty in developing countries. Mr. Listwin is also a member of the Board of Trustees at the Fred Hutchinson Cancer Research Center in Seattle, Washington. Mr. Listwin holds a BS in Electrical Engineering and an Honorary Doctorate of Law from the University of Saskatchewan, Canada.

Bernard Puckett has served as a Director of the Company since November 2000 and was appointed Chairman of the Board of Directors in October 2002. Mr. Puckett was a director of Software.com from July 1997 until the merger of Phone.com and Software.com in November 2000. From January 1994 to January 1996, Mr. Puckett was President and CEO of Mobile Telecommunications Technologies. From 1967 to 1994, Mr. Puckett was at IBM Corp., where he held a variety of positions including, Senior Vice President, Corporate Strategy and Development and Vice President and General Manager, Applications Software. Mr. Puckett also serves on the Board of Directors of IMS Health and as Chairman of the Board of Pilgrimage Community Counseling Services. Mr. Puckett received his BS in Mathematics from the University of Mississippi.

Board Committees and Meetings

During the fiscal year ended June 30, 2003 the Board of Directors held eleven meetings, comprised of seven regular and four special meetings. During this period, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, that were held during the period for which he was a director or committee member, respectively. The Board of Directors also acted by unanimous written consent on three occasions during the fiscal year ended June 30, 2003.

The Board has four regular committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Stock Option Committee. Each of the committees, other than the Stock Option Committee, has authority to engage its own legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The Audit Committee reviews the Company’s internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of annual audits, fees to be paid to the Company’s independent auditors and the performance of the Company’s independent auditors. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. On a routine basis, the Audit Committee meets separately with the Company’s independent auditors and separately with select employees who work under the Chief Accounting Officer. The Audit Committee currently consists of three non-employee directors: Messrs. Covert, Jabbar and Puckett. Mr. Jabbar replaced Mr. Hedfors on the Audit Committee in October 2003. Mr. Covert had filled the vacancy on the Audit Committee created by Mr. Evan’s resignation in April 2003. Each of the members of the Audit Committee is independent as defined under the National Association of Securities Dealers (“NASD”) listing standards. The Audit Committee met nine times during the fiscal year ended June 30, 2003. The Audit Committee adopted a revised charter in October 2003 to reflect changes in regulatory requirements, authoritative guidance and evolving practices surrounding the Sarbanes-Oxley Act of 2002 and the rules adopted or proposed by the SEC and Nasdaq. A copy of the revised charter is attached hereto as Annex A. The Board of Directors has determined that each of its current members qualify as an “audit committee financial expert”, as that term is defined in Item 401(h) of Regulation S-K.

The Compensation Committee reviews certain salaries, benefits and stock option grants for the Company’s executive officers, directors and certain employees and consultants. The Compensation Committee also administers the Company’s stock option and other employee benefit plans. The Compensation Committee consists of two non-employee directors: Messrs. Puckett and Hedfors. Mr. Hedfors joined the Compensation Committee in July 2003 to fill the vacancy created by Mr. Evans’ resignation in July 2003. Each of the members of the Compensation Committee is independent as defined under the NASD listing standards. The Compensation

Committee held nine meetings, comprised of seven regular meetings and two special meetings. The committee also acted by unanimous written consent on twelve separate occasions during the fiscal year ended June 30, 2003.

The Nominating and Corporate Governance Committee is responsible for identifying, interviewing, and nominating individuals to be considered for the Board of Directors and oversees the maintenance of the Company’s corporate governance matters. This committee consists of Messrs. Puckett, Hedfors, and Covert. Mr. Covert joined the committee in October 2003 to fill the vacancy created by Mr. Evans’ resignation in July 2003. Each of the members of the Nominating and Corporate Governance Committee is independent as defined under the NASD listing standards. The Nominating and Corporate Governance Committee held two formal meetings during the fiscal year ended June 30, 2003.

The Stock Option Committee has been delegated authority by the Board of Directors to make option grants, within certain prescribed limitations, under the Company’s stock option plans to eligible employees other than executive officers of the Company and within certain limitations prescribed by the Board of Directors. These grants may also be made by the Compensation Committee which has concurrent but greater authority. The Stock Option Committee consists of Mr. Listwin. During the fiscal year ended June 30, 2003, the Stock Option Committee acted by written consent on eighteen separate occasions.

In addition, a Special Committee was established by the Board of Directors in September 2002 to conduct the investigation and recommend a course of action to the full Board with respect to the alleged claims set forth in a proposed shareholder derivative complaint titled Lefort v. Black et al. This committee consisted of Messrs. Hedfors, Puckett and Listwin. The Special Committee held four meetings during the fiscal year ended June 30, 2003. The Special Committee has completed its prescribed tasks and therefore was dissolved in March 2003.

Statement on Corporate Compliance

The Company, the Board of Directors and each of its committees, review and monitor legal and governance matters, including the Sarbanes-Oxley Act of 2002, as well as rules proposed by the SEC and Nasdaq. The Board of Directors and each of its committees intend to comply with all the applicable new rules and will implement other corporate governance practices as the Board of Directors and its committees deem appropriate. The Board of Directors and its committees have established certain procedures and will continue to implement guidelines and procedures to comply with the Sarbanes-Oxley Act of 2002 and related rules adopted by the SEC and Nasdaq.

In addition, the Company has established a Disclosure Committee comprised of certain senior executives and other employees of the Company to assist in ensuring that information required by the SEC to be disclosed by the Company is properly and timely disclosed and to assist in the review, supervision, and establishment of controls and other procedures that are designed to ensure such disclosure obligations are met.

Director Compensation

The Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors of the Company. Effective October 2002, the Company paid to each of the non-employee directors fees of $1,000 for each board meeting attended and $750 for each committee meeting attended as a member. Prior to October 2002, no cash compensation was paid to non-employee directors.

Effective at the beginning of fiscal year 2004, based upon the recommendation of an independent compensation consulting firm and a review of competitive industry practices, the Board adopted a new cash compensation program for its non-employee directors consisting of a $20,000 annual retainer, an additional $5,000 annual retainer for service as the Board or Audit Committee chairperson, an additional $3,000 annual retainer for service as the Compensation Committee or Nominating and Corporate Governance Committee chairperson, and $1,500 for each board meeting attended and $1,000 for each committee meeting attended as a member.

In the fiscal year ended 2003, non-employee directors were eligible to participate in the Company’s 1999 Director’s Stock Plan (the “Plan”), which, provides for: (1) initial grants to new non-employee directors for options to purchase 20,000 shares of the Company’s common stock with vesting contingent on continued service on the Board over four years as follows: 25% of the shares vesting on the first anniversary after appointment to the Board and the remaining shares vesting ratably on a monthly basis over the next three years; (2) subsequent annual option grants to a non-employee director of 12,000 shares of common stock, to be granted on the date of the first Board meeting held each calendar year provided that a non-employee director has served at least 6 months from the date of his initial stock grant, which vest ratably on a monthly basis over the next four years contingent on continued service on the Board; and (3) the acceleration of all options upon the dismissal of the non-employee director from the Board upon or within 24 months following a change of control of the Company. All options granted under the Plan are granted with an exercise price equal to 100% of the fair market value of the Company’s stock at the time of grant. These share numbers reflect amounts post-reverse split, even with respect to dates prior to October 21, 2003, the effective date of the reverse stock split.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the named nominees.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since December 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Audit and Audit-Related Fees

Aggregate fees billed by KPMG LLP in the fiscal years ending June 30, 2003 and 2002 for services rendered to the Company are presented below in the format prescribed by the Sarbanes-Oxley Act of 2002:

	FY2003	FY2002
Audit Fees:
GAAP and statutory audits and quarterly reviews	$1,909,000	$3,362,000

Audit-related fees:
Accounting consultation	5,000	—
Acquisition related due diligence	—	100,000

Subtotal – Audit-related fees	5,000	100,000

Tax fees:
Income tax compliance and consulting	172,000	428,000

All other fees:
Customer royalty reviews	—	42,000
Financial information systems design and implementation	—	—

Subtotal – All other fees	—	42,000

Total fees paid	$2,086,000	$3,932,000

The Audit Committee has determined the rendering of the non-audit services referenced above by KPMG LLP is compatible with maintaining the auditor’s independence under applicable rules and regulations promulgated by the SEC and Nasdaq.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as the independent auditors of the Company for its fiscal year ending June 30, 2004.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 30, 2003 by: (a) each director; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all such executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of September 30, 2003, approximately 60,876,480 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of September 30, 2003, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated, the address of each of the individuals named below is: c/o Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, California 94063, other than Perkins, Wolf, McDonnell & Company, which is located at 310 S. Michigan Avenue, Suite 2600, Chicago, IL 60604.

The following table indicates those owners and their total number of beneficially-owned shares, including shares subject to options exercisable within 60 days of September 30, 2003; however, these shares do not include any options or restricted stock awarded after September 30, 2003. These share numbers reflect amounts post-reverse split, even with respect to dates prior to October 21, 2003, the effective date of the reverse split:

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Don Listwin(2)	1,890,811	3.1%
Alan J. Black(3)	272,286	*
Harold L. Covert, Jr.(4)	0	*
Roger L. Evans(5)	89,169	*
Bo C. Hedfors(6)	10,416	*
Masood Jabbar(7)	0	*
Kevin J. Kennedy(8)	570,728	*
Michael C. Mulica(9)	44,558	*
Steve Peters(10)	157,938	*
Bernard Puckett(11)	77,700	*
Allen E. Snyder(12)	265,062	*
All directors and executive officers as a group (11 persons)	3,378,668	5.6%
Perkins, Wolf, McDonnell & Company(13)	4,130,382	6.8%

*	Less than 1% of the outstanding shares of common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on approximately 60,876,480 outstanding shares on September 30, 2003, adjusted as required by rules promulgated by the SEC.
(2)	Includes 3,833 shares held by Baleri Fund, LLC, a limited liability company of which Mr. Listwin and his former spouse are the sole members and 800 shares held in his children’s trusts. Also includes 1,398,613 shares issuable upon exercise of outstanding options exercisable within 60 days of September 30, 2003.
(3)	Includes 77,751 shares held by The Black Trust dated November 2001. Also includes 151,203 shares issuable upon exercise of outstanding options exercisable within 60 days of September 30, 2003.

(4)	Pursuant to the Company’s 1999 Director’s Stock Plan, Mr. Covert was granted options to purchase 20,000 shares when he joined the Board of Directors in April 2003, and 25% of the shares underlying such option shall vest after his first 12 months of service on the Board.
(5)	Includes 1,710 shares held by Evans Children’s Trust under agreement dated December 20, 1993 and 66,666 shares held by The Roger L. Evans Revocable Trust dated December 16, 1999. Mr. Evans resigned from the Board of Directors in July 2003.
(6)	Includes 10,416 shares issuable upon exercise of outstanding options exercisable within 60 days of September 30, 2003.
(7)	Pursuant to the Company’s 1999 Director’s Stock Plan, Mr. Jabbar was granted options to purchase 20,000 shares when he joined the Board of Directors in April 2003, and 25% of the shares underlying such option shall vest after his first 12 months of service on the Board.
(8)	Includes 1,800 shares held by Kevin J. Kennedy & Barbara A. Kennedy as Trustees of the Kennedy Family Trust under agreement dated November 19, 1998. Also includes 518,518 shares issuable upon exercise of outstanding options exercisable within 60 days of September 30, 2003.
(9)	Mr. Mulica ceased being an employee of the Company on July 31, 2003.
(10)	Includes 68,877 shares issuable upon exercise of outstanding options exercisable within 60 days of September 30, 2003.
(11)	Includes 69,645 shares issuable upon exercise of outstanding options exercisable within 60 days of September 30, 2003.
(12)	Includes 163,425 shares issuable upon exercise of outstanding options exercisable within 60 days of September 30, 2003.
(13)	Based solely on a Form 13G filed by Perkins, Wolf, McDonnell & Company on February 6, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended June 30, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as set forth below. Mr. Snyder filed a late Form 4 in June 2003 with respect to the reporting of the cancellation of his options pursuant to a company stock option exchange program. Messrs. Evans, Hedfors and Puckett each made a late filing with respect to their annual option grant of 12,000 shares of the Company’s common stock granted to each of these individuals on January 9, 2003 under the Company’s 1999 Director’s Stock Plan. Messrs. Evans, Hedfors and Puckett’s annual option grants were subsequently reported on their respective Form 5s.

MANAGEMENT

EXECUTIVE OFFICERS

The Company’s executive officers and their ages as of October 15, 2003 are as follows:

Name	Age	Position
Don Listwin	44	President, Chief Executive Officer and Director
David Hose	41	Senior Vice President and Chief Development Officer
Joshua A. Pace	36	Vice President of Finance and Chief Accounting Officer
Steve Peters	44	Senior Vice President, Chief Administrative and Legal Officer
Jon Shantz	45	Senior Vice President of Market Development
Allen E. Snyder	49	Senior Vice President, Worldwide Customer Operations

The address of each executive officer is: c/o Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, CA 94063.

For the biographical summary of Don Listwin, see “Election of Directors.”

David Hose has served as Senior Vice President and Chief Development Officer since August 2003. Prior to that, Mr. Hose had served as Vice President and General Manager of the Mobile Infrastructure Products Group of the Company since joining the Company in August, 2002. Prior to joining the Company, from February 1995 to August 2002, Mr. Hose was the Chief Executive Officer, President and Chairman of the Board of Directors of SignalSoft Corporation, a company he co-founded. Prior to founding SignalSoft, Mr. Hose served as the Vice President of Engineering at SCC Communications Corp, now known as Intrado, Inc., from 1993 to January 1995. Between 1982 and 1993, Mr. Hose was employed in various management roles at SCC Communications Corp, GeoBased Systems, Criterion, Inc. and J&D Software. Mr. Hose is an architect for various GIS systems and holder of issued and pending telecommunications patents for location based services. He currently serves on the Board of Directors of Incom IT.

Joshua A. Pace has served as Vice President of Finance and Chief Accounting Officer since April 2003 and as Vice President of Finance of the Company since May 2001. Prior to joining the Company, from August 2000 to March 2001, Mr. Pace was Senior Vice President and Chief Financial Officer of M2Networx, a provider of visual desktop collaborations services located in San Francisco. Before joining M2Networx, from March 1999 to August 2000, Mr. Pace served as Vice President of Finance at Covad Communications, Inc. From 1991 to 1999, Mr. Pace was at US West Communications in a variety of financial positions, including Executive Director of Finance Operations. Mr. Pace holds a BS in Accounting from the University of North Carolina in Greensboro and an MBA from the University of Colorado.

Steve Peters has served as Senior Vice President, Chief Administrative and Legal Officer since April 2003 and was Vice President and General Counsel of the Company since February 1999. Before joining the Company, from June 1997 to July 1998, he served as Vice President of Business Development at Baan Company N.V., currently a division of Invensys PLC. Prior to joining Baan, Mr. Peters spent 9 years at Adobe Systems Inc. in a variety of roles, including Associate General Counsel and later Director of Business Development. As Director of Business Development at Adobe, Mr. Peters assisted in managing Adobe venture capital investments, strategic business planning and managed mergers and acquisitions for the Graphics Division. Mr. Peters was also a co-founder of 2 Entre Computer Franchises. Mr. Peters holds a JD from Stanford University, attended Universite de tours, Tours, France on a Rotary Fellowship and has a BA degree, summa cum laude in American Studies from University of Southern Mississippi Honors College.

Jon Shantz has served as the Senior Vice President of Market Development since August 2003 and as Senior Vice President of Business Development of the Company since December 2001. Prior to joining the Company,

Mr. Shantz held various positions at Cisco Systems, including Vice President and General Manager, Mobile Business Unit from 1999 to 2001, Vice President, Market Development—Service Provider from 1998 to 1999; Vice President, Service Provider Marketing from 1996 to 1997; and Vice President, Service Provider from 1995 to 1996. Prior to joining Cisco Systems, Mr. Shantz headed the Advanced Product and Services area at British Telecom in the U.K. Mr. Shantz began his career at Bell Labs and then Bellcore serving in a variety of positions for 10 years. He received his Bachelor of Arts in Economics and Mathematics at the University of California, Santa Barbara, MS in Systems Engineering at the University of Arizona and an MBA from Rutgers University.

Allen E. Snyder has served as Senior Vice President, Worldwide Customer Operations since October 2002 and was Senior Vice President, Customer Advocacy of the Company since December 2000. Before joining the Company, he served as Vice President, Oracle Support Services, Americas from 1997 until he was promoted to Senior Vice President in 1999. Prior to joining Oracle, Mr. Snyder was Vice President of Operations, Worldwide Services at Digital Equipment Corporation. Mr. Snyder has over 27 years of experience in the high-tech industry, including 21 years of management leadership in product sales, customer service, software support and professional services. Mr. Snyder is a graduate of the United States Air Force’s combined Electrical Engineering and Computer Technologies program. He received an ASEE from USAF and is a graduate of Northeastern University’s Executive Management Development Program.

Compensation of Executive Officers

Summary Compensation Table

The following table indicates information for the fiscal years ended June 30, 2003, 2002 and 2001 concerning compensation of the Company’s Chief Executive Officer, its four most highly compensated executive officers, and a former executive officer. These officers, including the CEO, are referred to as the named executive officers. These share numbers and share prices reflect amounts post-reverse split, even with respect to dates prior to October 21, 2003, the effective date of the reverse split.

		Annual Compensation						Long-Term Compensation				All Other Compen- sation(8) ($)
								Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compen- sation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options (#)
Don Listwin	2003	329,615	(1)	750,000		—		879,996	(3)	1,766,666	(5)	540
President and	2002	250,000		—		—		—		1,766,666	(6)	360
Chief Executive Officer	2001	202,724	(2)	—		—		5,408,000	(4)	2,000,000	(7)	135

Alan J. Black	2003	276,750		641,765	(9)	—		—		274,999		540
Senior Vice President,	2002	270,834		—		—		539,100	(10)	141,666		360
Managing Director of Europe, Middle East and Africa, Formerly Senior Vice President and Chief Financial Officer	2001	215,000		15,159		—		—		83,332		180

Kevin J. Kennedy	2003	375,000		657,291		342,947	(12)	—		1,166,666		810
Former Chief Operating	2002	328,125	(11)	1,087,405		123,504	(12)	2,053,500	(13)	1,000,000	(14)	495
Officer	2001	—		—		—		—		—		—

Michael C. Mulica	2003	300,000		295,431		76,649	(15)	—		33,333	(17)	513
Formerly Senior Vice	2002	295,833		397,501		—		539,100	(16)	309,164	(18)	324
President, Office of	2001	230,000		758,320		—		—		139,999	(18)	150
Customer Operations, Sales

Steve Peters	2003	265,549		286,000		—		331,997	(19)	98,333		540
Senior Vice President,	2002	263,500		—		—		—		66,665		360
Chief Administrative and	2001	203,614		—		—		—		31,665		180
Legal Officer

Allen E. Snyder	2003	301,250		534,501	(21)	—		186,000	(22)	316,665		810
Senior Vice President,	2002	270,834		203,125		—		—		141,665		540
WW Customer Operations	2001	115,051	(20)	150,000		—		—		100,000		150

(1)	Mr. Listwin’s salary was increased from $250,000 to $400,000, effective December 20, 2002, pursuant to his amended and restated employment agreement, dated February 10, 2003.
(2)	Mr. Listwin joined the Company in September 2000. Mr. Listwin’s base salary on an annualized basis for fiscal year 2001 was $250,000.
(3)

Consists of a grant of 166,666 shares of the Company’s common stock at a fair market value of $5.28 per share. These shares of restricted stock vest at the rate of 1/36 monthly, commencing one month from the vesting commencement date of December 20, 2002. Mr. Listwin held a cumulative total of 161,112 unvested shares of restricted stock (inclusive of his unvested shares referenced in Note 4) with an aggregate value of $966,672 based on a closing share price of $6.00 as of June 30, 2003. As the holder of restricted common stock, Mr. Listwin will receive the same distributions as other holders of the Company’s common stock, when, if and as declared by the Company’s Board of Directors.
(4)	Consists of a grant of 66,666 shares of the Company’s common stock at a fair market value of $81.12 per share. These shares of restricted stock vest at the rate of 1/48 monthly, commencing one month from the vesting commencement date of April 12, 2001.
(5)	In February 2003, Mr. Listwin was granted options to purchase a total of 1,766,666 shares of common stock with an exercise price of $3.57, which was the fair market value on the date of grant. The shares vest at the rate of 1/48 monthly, commencing one month from the vesting commencement date of September 11, 2000.
(6)	In October 2001, Mr. Listwin was granted options to purchase a total of 1,766,666 shares of common stock with an exercise price equal to the per share fair market value of the Company’s stock on the date of the grant. Mr. Listwin subsequently agreed to the cancellation of this award in its entirety in August 2002, in exchange for the replacement grant described in Note (5) above.
(7)	In September 2000, Mr. Listwin was granted options to purchase a total of 2.0 million shares of common stock with an exercise price equal to the per share fair market value of the Company’s stock on the date of the grant. Mr. Listwin subsequently agreed to the cancellation of this award in its entirety in April 2001, in exchange for the replacement grant described in Note (6) above.
(8)	Consists solely of life insurance premiums paid by the Company.
(9)	This amount includes $53,337 and $77,144 in bonuses, which were earned in fiscal year 2003, but not paid to Mr. Black until August and September of 2003 respectively.
(10)	Consists of a grant of 10,000 shares of the Company’s common stock at a fair market value of $53.91 per share. These shares of restricted stock vested 50% on July 20, 2002 and the remaining 50% vested on July 20, 2003. Mr. Black held 5,000 unvested shares of restricted stock with an aggregate value of $30,000 based on a closing price of $6.00 as of June 30, 2003. As the holder of restricted common stock, Mr. Black will receive the same distributions as other holders of the Company’s common stock, when, if and as declared by the Company’s Board of Directors.
(11)	Mr. Kennedy joined the Company in August 2001. Mr. Kennedy’s base salary on an annualized basis for fiscal year 2002 was $375,000. Mr. Kennedy ceased serving as the Company’s Chief Operating Officer in September 2003, but remains a member of the Board of Directors of the Company and has agreed to serve in a part-time position of Advisor to the Chief Executive Officer.
(12)	Pursuant to the offer letter entered into when Mr. Kennedy joined the Company as its Chief Operating Officer, the Company agreed to reimburse Mr. Kennedy for certain personal income taxes arising as a result of compensation paid to him pursuant to the offer letter.
(13)	Consists of a grant of 50,000 shares of the Company’s common stock at a fair market value of $41.07 per share. Of the total number of shares of restricted stock, 8,334 shares were immediately vested on the date of grant, and 8,333 shares vested at the end of each calendar quarter beginning December 31, 2001 and ending on December 31, 2002. Mr. Kennedy held no unvested shares of restricted stock as of June 30, 2003. As the holder of restricted common stock, Mr. Kennedy will receive the same distributions as other holders of the Company’s common stock, when, if and as declared by the Company’s Board of Directors.
(14)	In fiscal 2002, Mr. Kennedy was granted options to purchase an aggregate of 1,000,000 shares of the Company’s common stock (666,766 shares at an exercise price of $41.07 per share and 333,334 shares at an exercise price of $23.43 per share). Subsequently, Mr. Kennedy cancelled these options in April 2003 in connection with his transition employment agreement and waived his rights under the stock option exchange program.
(15)	Pursuant to the transition employment agreement between Mr. Mulica and the Company, the Company agreed to reimburse Mr. Mulica for certain personal income taxes arising as a result of compensation paid to him pursuant to the transition employment agreement.
(16)	Consists of a grant of 10,000 shares of the Company’s common stock at a fair market value of $53.91 per share. These shares of restricted stock vested 50% on July 20, 2002 and the remaining 50% vested on July 20, 2003. Mr. Mulica held 5,000 unvested shares of restricted stock with an aggregate value of $30,000 based on a closing price of $6.00 as of June 30, 2003. As the holder of restricted common stock, Mr. Mulica will receive the same distributions as other holders of the Company’s common stock, when, if and as declared by the Company’s Board of Directors.

(17)	On October 10, 2002 Mr. Mulica was granted options to purchase a total of 33,333 shares of common stock with an exercise price of $1.38, which was the fair market value on the date of grant, pursuant to the terms of his transition employment agreement.
(18)	In fiscal year 2001, Mr. Mulica was granted options to purchase an aggregate of 133,333 shares of the Company’s common stock (33,333 shares at an exercise price of $104.25 per share and 100,000 shares at an exercise price of $105.00 per share). Under the Company’s voluntary stock option exchange program in September 2001, Mr. Mulica surrendered and agreed to cancel the 133,333 options (as well as options granted in prior fiscal years to purchase an additional 312,222 shares of common stock). On April 9, 2002, pursuant to the terms of the exchange program, the Company granted to Mr. Mulica replacement options to acquire 309,164 shares of the Company’s common stock on that date. In fiscal year 2001, Mr. Mulica was also granted options to acquire 6,666 shares of common stock at an exercise price of $3.00 per share at a time the fair market value of one share was $254.07. These options were not subject to the exchange program.
(19)	Consists of a grant of 66,666 shares of common stock at a fair market value of $4.98 per share. These shares of restricted stock vest 50% on April 29, 2004 and the remaining 50% vest monthly over the next year commencing on May 29, 2004. Mr. Peters held 66,666 unvested shares of restricted stock with an aggregate value of $399,996 based on a closing share price of $6.00 as of June 30, 2003. As the holder of restricted common stock, Mr. Peters will receive the same distributions as other holders of the Company’s common stock, when, if and as declared by the Company’s Board of Directors.
(20)	Mr. Snyder joined the Company in January 2001. Mr. Snyder’s base salary on an annualized basis for fiscal year 2001 was $220,000. Amounts for 2001 reflect his earnings from January 2001 through June 30, 2001.
(21)	This amount includes $103,860 in bonuses, which were earned in fiscal year 2003, but not paid to Mr. Snyder until August 2003.
(22)	Consists of a grant of 100,000 shares of common stock at a fair market value of $1.86 per share. These shares of restricted stock vested 100% on October 1, 2003. Mr. Snyder held 100,000 unvested shares of restricted stock with an aggregate value of $600,000 based on a closing share price of $6.00 as of June 30, 2003. As the holder of restricted common stock, Mr. Snyder will receive the same distributions as other holders of the Company’s common stock, when, if and as declared by the Company’s Board of Directors.

Option Grants In Last Fiscal Year

The following table provides information concerning grants of options to purchase the Company’s common stock made during the fiscal year ended June 30, 2003 to the named executive officers. These share numbers and share prices reflect amounts post-reverse split, even with respect to dates prior to October 21, 2003, the effective date of the reverse split. All of the grants to the named executive officers were made pursuant to the Company’s 1995 or 1996 Stock Option Plan, other than options granted to Messrs. Listwin and Mulica to purchase 294,750 and 33,333 shares of common stock, respectively, out of the Company’s 2001 Stock Compensation Plan, which plan has not been approved by the Company’s stockholders.

The potential realizable values are net of exercise price and are based on an assumption that the price of the Company’s common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term, which is generally ten years from the date of grant. These values do not take into account: amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws, option provisions that require vesting prior to exercise or option provisions that require termination of the option generally three months following termination of employment. These amounts or the assumed annual rates of return are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth of the shares of the Company’s common stock. Actual gains, if any, on stock option exercises depend upon the actual future performance of the common shares and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be realized.

	Number of Securities Underlying Option Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (%)(1)		Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name							5%	10%
Don Listwin	1,766,666	(2)	20.08%		3.57	2/10/13	3,966,437	10,051,730

Alan J. Black	274,999	(3)	3.13%		4.83	7/15/12	835,326	2,116,881

Kevin J. Kennedy	1,166,666	(3)	13.26%		4.83	7/15/12	3,543,819	8,980,74

Michael C. Mulica	33,333	(4)	0.38%		1.38	10/10/12	28,929	73,311

Steve Peters	98,333	(3)	1.12%		4.83	7/15/12	298,692	756,945

Allen E. Snyder	83,332 233,333	(3) (5)	0.95 2.65	% %	4.83 1.86	7/15/12 10/01/12	253,126 272,940	641,471 691,683

(1)	Shares underlying total options granted to employees totaled approximately 8.8 million shares for the fiscal year ended June 30, 2003.
(2)	Please refer to Note (5) of the Summary Compensation Table for the material terms of this award.
(3)	These option shares vest and become exercisable at the rate of 1/36 monthly commencing one month from the vesting commencement date of July 15, 2002.
(4)	24,999 shares vested and became exercisable ratably on a monthly basis beginning with November 2002 and ending in July 2003. The remaining 8,334 shares vested and became exercisable on July 31, 2003.
(5)	These option shares vest and become exercisable at the rate of 1/24 monthly commencing one month from the vesting commencement date of October 1, 2002.

Aggregated Option Exercises In Last Fiscal year and Fiscal Year-End Option Values

The following table describes, for the named executive officers, the number and value of exercisable and unexercisable options held by each of them as of June 30, 2003. None of the named executive officers exercised any of their options in fiscal year 2003. These share numbers and share prices reflect amounts post-reverse split, even with respect to dates prior to October 21, 2003, the effective date of the reverse split.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Held At Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Don Listwin	—	—	1,214,586	552,080	2,951,444	1,341,554
Alan J. Black	—	—	107,911	200,421	98,313	223,436
Kevin J. Kennedy	—	—	356,481	810,185	417,083	947,916
Michael C. Mulica	—	—	257,298	85,199	141,164	12,834
Steve Peters	—	—	55,220	68,286	58,818	79,895
Allen E. Snyder	—	—	103,240	213,425	351,788	711,709

The “Value of Unexercised In-the-Money Options at Fiscal Year End” is based on a value of $6.00 per share, the fair market value of the Company’s common stock as of June 30, 2003, as determined based upon the closing price of the Company’s common stock on Nasdaq, less the per share exercise price, multiplied by the number of shares underlying the option. All options listed above were granted under the Company’s 1995 or 1996 Stock Plan, which plans were approved by the Company’s stockholders, other than options granted to Messrs. Listwin and Mulica to purchase 294,750 and 33,333 shares of common stock, respectively, out of the Company’s 2001 Stock Compensation Plan, which plan has not been approved by the Company’s stockholders.

Ten-Year Option/SAR Repricings

The following table describes the cancellation of options issued by the Company to persons who are or were executive officers at any point during the last ten completed fiscal years, in consideration for a new option grant at a potentially lower exercise price. These share numbers and share prices reflect amounts post-reverse split, even with respect to dates prior to October 21, 2003, the effective date of the reverse split.

In all cases: (a) the cancellation of the options and agreement to issue replacement options were pursuant to an exchange offer or agreement; (b) participation in the applicable exchange was voluntary; (c) the replacement options were required to be granted in the period between six months and one day and seven months after the cancellation of the old options; (d) the replacement options were required to be granted with an exercise price equal to fair market value of the Company’s common stock on the date of the new grant; and (e) the vesting schedule and vesting commencement date of the new options remained the same as the cancelled options.

In each case, the Company authorized the cancellation of the underlying award and grant of the replacement options in recognition of the fact that the exercise price of the majority of outstanding options was significantly higher than the current stock price at the time of the applicable exchange which reduced the potential incentive of this reward program and provided less impact in terms of employee retention. In addition, the Company designed the 2003 exchange program to significantly reduce the number of outstanding employee stock options.

Compensation Committee

Bernard Puckett and Bo Hedfors

Officer Name	Cancellation or Exchange Date	Number of Securities Underlying Stock Options Cancelled and Exchanged(#)	Market Price of Common Stock at Time of Cancellation and Exchange($)	Exercise Price of Stock Options Cancelled and Exchanged($)	New Exercise Price ($)		Length of Original Option Term Remaining at Date of Cancellation and Exchange (in Years)
Donald J. Listwin President and Chief Executive Officer	1/10/2001 4/12/2001 8/7/2002	500,000 1,500,000 1,766,666	105.00 81.12 3.90	258.19 258.19 23.43	23.43 23.43 3.57		9.69 9.43 9.23

Alan J. Black Senior Vice President, Managing Director of Europe, Middle East and Africa, Formerly Senior Vice President and Chief Financial Officer	4/24/2003 4/24/2003 4/24/2003 4/24/2003	24,999 33,333 141,666 25,000	6.06 6.06 6.06 6.06	254.81 291.38 37.53 105.00	12.66 12.66 12.66 12.66		7.22 7.37 8.41 7.71

Michael C. Mulica Formerly Senior Vice President, Office of Customer Operations, Sales	9/17/2001 9/17/2001 9/17/2001 9/17/2001 9/17/2001 9/17/2001	116,666 16,666 66,666 112,221 33,333 100,000	41.94 41.94 41.94 41.94 41.94 41.94	330.94 165.47 361.50 225.94 104.25 105.00	16.17 16.17 16.17 16.17 16.17 16.17		8.12 8.12 8.29 8.63 9.29 9.31

Joshua Pace Vice President of Finance and Chief Accounting Officer	4/24/2003 4/24/2003	24,999 13,332	6.06 6.06	60.72 16.17	12.66 12.66		8.34 8.96

Steve Peters Senior Vice President, Chief Administrative and Legal Officer	4/24/2003 4/24/2003 4/24/2003 4/24/2003	6,666 24,999 16,666 49,999	6.06 6.06 6.06 6.06	254.81 105.00 53.91 23.43	12.66 12.66 12.66 12.66		7.22 7.71 8.24 8.52

Jon Shantz Senior Vice President, Market Development	6/4/2003	126,666	7.11	29.96	(1)		8.50

Allen E. Snyder Senior Vice President, WW Customer Operations	6/4/2003 6/4/2003 6/4/2003 6/4/2003	99,999 16,666 24,999 100,000	7.11 7.11 7.11 7.11	82.69 53.91 23.43 16.17	(1 (1 (1 (1	) ) ) )	7.59 8.13 8.41 8.85

Francis Yu Vice President of Device Product Group, formerly an Executive Officer of the Company	9/17/2001 9/17/2001 4/24/2003 4/24/2003	3,000 4,000 26,667 14,583	41.94 41.94 6.06 6.06	254.81 105.00 24.00 16.17	16.17 16.17 12.66 12.66		8.82 9.31 6.13 8.96

(1)	The exercise price for the new grant is not yet known. It will be equal to fair market value of the Company’s common stock on the new grant date. The new grant will be made between December 5, 2003 and January 5, 2004, which is the period that is between six months and one day and seven months after the cancellation date of the exchanged options.

Employment Agreements and Change of Control Agreements with Named Executive Officers.

Except as described below, the Company has not entered into employment agreements with its named executive officers. The employment of each officer may be terminated at any time at the discretion of the Company’s Board of Directors, subject, however, to certain severance obligations described below.

Mr. Listwin and the Company entered into an amended and restated employment agreement in February 2003. Under this agreement, Mr. Listwin (i) is entitled to an annual base salary of $400,000 and (ii) after the Company achieves profitability, as part of the Company’s corporate incentive plan, is eligible to earn annual incentive compensation targeted at 85% of his base salary, with actual incentive compensation to be determined to be below, at, or above target, in accordance with his and the Company’s achievement level against financial and other performance objectives established by the Compensation Committee. Pursuant to his amended and restated employment agreement, Mr. Listwin also received bonuses equal to $375,000 on each of March 31, 2003 and September 30, 2003, based upon his continued service, to the Company as well as additional performance bonuses of $375,000 for each of the quarters ended March 31, 2003 and September 30, 2003, based upon the achievement of written financial objectives established by the Compensation Committee for such periods.

Pursuant to his amended and restated employment agreement, if Mr. Listwin’s employment is terminated for any reason other than for cause, death, or disability, or is terminated as a result of an “involuntary termination,” (as defined below) then: (a) he will receive severance pay consisting of 12 months base salary plus his annual target bonus amount for the year in which termination occurs, (b) 50% of his then unvested stock options and restricted stock will immediately vest, (c) he will have one (1) year from date of his employment termination to exercise all vested options, (d) his remaining unvested options shall not expire until the earlier of their original expiration date or one (1) year after the employment termination date and (e) the Company will continue to provide the Company’s standard health insurance and life insurance benefits to Mr. Listwin for one year following his employment termination unless another employer provides Mr. Listwin with comparable coverage. If Mr. Listwin is terminated for any reason other than for cause, death, or disability or as a result of an “involuntary termination” within 18 months following a “change of control” transaction (as defined below in the discussion on change of control agreements for the other named executive officers) then, in consideration for his release of any claims he may have against the Company as well as his agreement not to compete with the Company for one year following the employment termination, he will be entitled to receive the severance pay and benefits described above, except that 100%, rather than 50%, of his then unvested stock options and restricted stock will immediately vest. For purposes of Mr. Listwin’s employment agreement, “involuntary termination” means termination of Mr. Listwin’s employment based upon the occurrence of any of the following events, unless consented to by Mr. Listwin: (i) a greater than 10% reduction in Mr. Listwin’s base salary, target bonus amount and benefits, unless all executive officers are subject to similar reductions, (ii) a material change in Mr. Listwin’s status or his responsibilities, (iii) the Company’s failure to retain Mr. Listwin as its CEO, (iv) the Company’s failure to nominate Mr. Listwin for re-election as a member of the Company’s board of directors or (v) a job relocation that increases Mr. Listwin’s commute by more than thirty miles. In the event that any of the payments made to Mr. Listwin constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Tax Code”), he will be entitled to receive the severance pay and benefits described above in full and shall receive an additional lump sum cash payment that is sufficient, after taking into account all applicable taxes, to cover all excise taxes imposed by Sections 280G and 4999 of the Tax Code.

Mr. Black and the Company entered into an amended and restated employment agreement in May 2003. Under this agreement, Mr. Black: (i) agreed to serve as Senior Vice President, Managing Director- EMEA through August 31, 2004, (ii) will receive an annual base salary of $275,000 and (iii) will be eligible for a quarterly bonus of up to $37,500 based upon Mr. Black’s achievement of his quarterly incentive base objectives and an additional quarterly bonus of $75,000 based upon Mr. Black’s achievement against his quarterly stretch incentive objectives but the actual payout may be higher, or lower, in accordance with the Company’s General Manager, Variable Pay Plan. Also, in addition to his eligibility for the bonus payments described above, Mr. Black received bonuses under his employment agreement equal to $250,000 on each of the quarters ended

March 31, 2003 and September 30, 2003, based upon his continued service, and additional performance bonuses of $250,000 on each of the quarters ended March 31, 2003 and September 30, 2003, based upon the achievement of written financial objectives established by the Compensation Committee for such periods.

Mr. Kennedy and the Company entered into a transition employment agreement, dated September 22, 2003. The transition employment agreement terminated all prior severance agreements between Mr. Kennedy and the Company and changed Mr. Kennedy’s role from Chief Operating Officer to a part-time advisor to the Chief Executive Officer for the period from October 1, 2003 to June 30, 2005. In connection with the employment transition agreement, Mr. Kennedy executed a general release of claims arising out of his employment through such date. Under the employment transition agreement, Mr. Kennedy (a) is entitled to receive a salary of $2,000 per month from October 1, 2003 through June 30, 2005 and (b) will continue vesting in his currently outstanding stock options until June 30, 2004. In addition, in consideration of and subject to his continued board service, Mr. Kennedy will be granted the following options to purchase shares of the Company’s common stock with an exercise price equal to the fair market value on the date of grant: (i) an option to purchase 8,000 shares at the first board meeting held after July 1, 2004 and (ii) an option to purchase 12,000 shares at each of the first board meetings of calendar year 2005 and calendar year 2006. These options will vest ratably on a monthly basis over a four-year term based upon his continued board service. During the period from July 1, 2003 through the end of his full-time employment, Mr. Kennedy was entitled to receive: (x) a base salary at an annual rate of $375,000, (y) bonus payments, based upon his continued full time employment and achievement of mutually agreed upon deliverables, totaling $627,237 and (z) a performance bonus equal to $500,000 for the quarter ended September 30, 2003, based upon the achievement of financial objectives, established by the Compensation Committee for such period.

Mr. Mulica and the Company entered into a transition employment agreement in October 2002. This agreement supersedes all prior employment and severance agreements between Mr. Mulica and the Company and covered a service period through July 31, 2003. All financial obligations arising under this agreement have been satisfied. Pursuant to the agreement, the Company agreed to pay Mr. Mulica (i) a transition bonus payment of $100,000, (ii) annualized base salary of $300,000, (iii) target incentive compensation equal to 100% of the base subject to Mr. Mulica’s achievement of certain objectives established by the Company, and (iv) an option to purchase 33,333 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of grant (with the option vesting ratably on a monthly basis with respect to a total of 25,000 shares and vesting with respect to 8,333 shares on July 31, 2003). Under the agreement, Mr. Mulica was also entitled to (a) a retention payment on July 31, 2003 equal to two months of base pay and target incentive pay and (b) a final bonus payment payable on July 31, 2003, of $554,084. Mr. Mulica executed a general release of claims in consideration for the benefits under the agreement.

Mr. Peters and the Company entered into an amended and restated employment agreement in April 2003. Under this agreement, Mr. Peters is entitled to: (i) an annual base salary of $275,000 and (ii) after the Company achieves profitability, as part of the Company’s corporate incentive plan, a cash bonus based upon a target equal to 50% of his base salary, with the actual annual incentive cash award determined based on the Company’s achievement level against pre-established financial and performance objectives.

Mr. Snyder and the Company entered into an amended and restated employment agreement in January 2003. Under this agreement, Mr. Snyder is entitled to (i) a $310,000 annual base salary, (ii) annual incentive compensation targeted at 100% of his base salary with an opportunity to earn annual incentive compensation of up to 200% of his base salary based upon performance against objectives established by the CEO and the Compensation Committee and (iii) bonus payments of $136,000 on November 2, 2002, $150,000 on February 28, 2003 and $225,000 on August 31, 2003 based upon his continued full time employment with the Company on those dates. Mr. Snyder is entitled to a severance payment of: (a) 12 months of base salary plus target incentive compensation and 12 months health insurance coverage if his employment is terminated other than for cause on or prior to January 1, 2004 or (b) 12 months of base salary and 12 months health insurance coverage if terminated other than for cause after January 1, 2004 but before January 1, 2005. Payments of severance benefits under this amended and restated employment agreement will be coordinated and reduced on a dollar for dollar basis with any like kind benefits paid or payable under the executive severance plan described below, the change of control agreement described below and any other agreements, policy, practice or arrangement of the Company.

“Change of control” agreements are currently in effect between the Company and the following named executive officers: Messrs. Listwin, Black, Peters and Snyder. The Company terminated its obligations under the respective “change of control” agreements with Mr. Kennedy and Mr. Mulica when it entered into employment transition agreements with each of them.

For purposes of each of these agreements, “change of control” means any of the following: (i) the sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related person that will continue the business of the Company in the future, (ii) a merger or consolidation involving the Company in which the voting securities of the Company owned by the stockholders of the Company immediately prior to such merger or consolidation does not represent more than 50% of the total voting power of the surviving controlling entity outstanding immediately after such merger or consideration and (iii) the direct or indirect acquisition of beneficial ownership of at least 50% of the voting securities of the Company by a person or group of related persons, provided that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company. With respect to Mr. Listwin’s change of control agreement only, the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company would also constitute a “change of control”.

Mr. Listwin’s change of control agreement is part of his amended and restated employment agreement and the terms are described above.

Messrs. Black, Peters and Snyder are each party to the Company’s standard executive officer severance and change of control agreement. This agreement provides that 50% of the applicable employee’s then unvested options and shares of restricted stock will vest upon a change of control, and that, if his employment is terminated (other than as a result of death or disability) either by the Company without cause or as a result of an “involuntary termination” (described below) within the period commencing two months preceding the change of control (six months, in the case of Mr. Black) and ending twenty-four months following the change of control, any remaining unvested options and shares of restricted stock shall vest, any loan obligations to the Company shall be forgiven, and he shall receive severance payments equal to one year base salary. For purposes of these agreements, “involuntary termination” means the employee’s resignation from the Company within three months of the occurrence of any of the following events: (i) the significant reduction of the duties, authority, job title or reporting relationships, (ii) a substantial reduction, without good business reasons, of the facilities and perquisites available to the employee, (iii) a reduction by the Company in the base salary of the employee, (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, (v) the relocation of the employee to a facility or a location more than 25 miles from the employee’s then present location, (vi) the failure of the Company to obtain the assumption of this agreement by any successors, (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the employee and (viii) a significant adverse change to the employee’s title and reporting structure. Any benefits payable under this policy are coordinated with any similar benefits payable under any other agreement, plan, or arrangement and therefore payments under this plan shall be reduced on a dollar for dollar basis to the extent like-kind benefits are paid or payable under a separate agreement, plan, or arrangement. In the event that any of the payments made to an executive officer under this agreement constitute “parachute payments” within the meaning of Section 280G of the Tax Code, the officer will be entitled to receive the severance pay and benefits described above in full and shall receive an additional lump sum cash payment that is sufficient, after taking into account all applicable taxes, to cover all excise taxes imposed by Sections 280G and 4999 of the Tax Code.

Messrs. Black, Peters and Snyder are also covered as beneficiaries under an Executive Severance Plan that provides that any such executive who is terminated without cause shall receive severance payments equal to 12 months base salary and 12 months COBRA health insurance payments. Any benefits payable to an employee under this policy are coordinated with any similar benefits payable under any other agreement, plan, or arrangement (including the change of control agreement described above) and therefore payments under the Executive Severance Plan shall be reduced on a dollar for dollar basis to the extent like-kind benefits are paid or payable under a separate agreement, plan, or arrangement.

Limitation of Liability and Indemnification

The Company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

The Company’s certificate of incorporation and bylaws further provide for the indemnification of its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise. The Company has been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and may be unenforceable. The Company has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Company’s charter and bylaws. These agreements, among other things, provide for indemnification of its directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at its request. The Company believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

Certain Relationships and Related Transactions

The Company made a $300,000 unsecured loan to Mr. Black in August 2001, which loan is evidenced by a promissory note and is payable over three years in three equal annual installments. Interest under the note accrues at 4.99% annually, but accrued interest is forgiven on an annual basis contingent upon Mr. Black’s continued employment. As of September 2003, Mr. Black made aggregate payments in the amount of $200,000 when such amounts became due and the remaining $100,000 in principal outstanding is not yet due under such loan. The Company also previously made a loan to Mr. Black of $123,750 on July 20, 1998, with interest accruing at 5.49% semi-annually and another loan of $52,000 on October 21, 1997, with interest accruing at 6.24% semi-annually. These two loans were paid in full by Mr. Black in September 2002.

The Company made a $1,023,670 unsecured loan to Mr. Kennedy in December 2001, which loan is evidenced by a promissory note and was payable in six installments beginning July 2002. Interest under the note accrued at 3.94% annually. Mr. Kennedy timely made payments as they became due and paid the remaining balance of the loan in full in September 2003.

In August 2001, the Company made a $400,000 unsecured loan to Mr. Mulica. The loan is evidenced by a promissory note and is payable over four years in four equal annual installments. Interest under the note accrues at 4.99% annually, but accrued interest is forgiven on an annual basis contingent upon Mr. Mulica’s continued employment. Mr. Mulica made a principal payment in the amount of $100,000 in October 2002 and the remaining balance to the loan was paid in full by Mr. Mulica in July 2003.

In June 2003, the Company and Dlist, LLC, a company affiliated with Mr. Listwin, agreed to terminate a time-share agreement with respect to an aircraft owned by Dlist, LLC. During fiscal year 2003, the Company reimbursed expenses of $360,000 incurred by Dlist, LLC in connection with the Company’s use of the aircraft by the Company for Company business. To the Company’s knowledge, the amounts the Company reimbursed were less than the actual operating costs incurred by Dlist, LLC for use relating to Company business, and the Company believes that the amounts billed for use of such aircraft are below the market rate charged by third-party commercial charter companies for use of similar aircraft.

In August 2003, the Company and Kennedy Aviation, LLC, a company owned by Mr. Kennedy, agreed to terminate a time-share agreement with respect to an aircraft owned by Kennedy Aviation, LLC. During fiscal year 2003, the Company reimbursed expenses of $325,000 incurred by Kennedy Aviation, LLC in connection with the Company’s use of the aircraft by the Company for Company business. To the Company’s knowledge, the amounts the Company reimbursed were less than the actual operating costs incurred by Kennedy Aviation, LLC for use relating to Company business, and the Company believes that the amounts billed for use of such aircraft are below the market rate charged by third-party commercial charter companies for use of similar aircraft.

Legal Actions Involving Management

On May 3, 2003, the Company received notice of the pending filing of a purported shareholder derivative lawsuit titled Lefort v. Black et al. The case was removed to the United States District Court, Northern District of California, No. C-02-2465 VRW. Plaintiff asserts claims against the directors at the time of the Company’s initial public offering and one former officer, and the underwriters of that offering, for breach of fiduciary duty, negligence, breach of contract, and unjust enrichment. Plaintiff alleges that defendants injured the Company because the Company’s shares were not sold for as high a price in the IPO as they otherwise could have been. The Company is aware that similar allegations have been made in other derivative lawsuits involving issuers that also have been sued in the Southern District of New York securities class action cases. On July 12, 2002, the Company moved to dismiss the initial complaint. Subsequently, plaintiff made demand that the Company’s Board of Directors assert the Company’s purported claims. The Board of Directors appointed a Special Committee to consider the demand. The Special Committee issued a report and made recommendations regarding the disposition of the claims asserted by plaintiff. On November 4, 2002, plaintiff filed an amended complaint. On December 5, 2002, all defendants moved to dismiss the amended complaint. Subsequently, Openwave and the individual defendants agreed to stay their motions, to allow the Court to consider the underwriters’ motion. On March 24, 2003, the Court granted the motion and dismissed the case with leave to amend. Plaintiff has not filed an amended complaint in federal court. On June 10, 2003, plaintiff filed a second derivative case in the Superior Court of California San Mateo County. Lefort v. Credit Suisse First Boston Corp. et al., No. 431908. The complaint as filed made the same allegations as the dismissed federal derivative complaint, and against the same defendants. It also adds as individual defendants other current or former officers or employees of the Company, and some of their spouses. As against the new individual defendants and three carry-over individual defendants, the complaint alleges that these persons received money or benefits from the lead underwriter of the Company’s IPO in exchange for their influence in selecting that firm as underwriter. The complaint seeks payment of this money from these individual defendants to the Company. The Company, individual defendants, and underwriters filed demurrers to the complaint on September 9, 2003. Subsequently, the parties stipulated to allow the filing of an amended complaint that will not include the allegations regarding the underpricing of the IPO, and will not name the underwriters as defendants. That complaint will be filed on or before November 6, 2003. The Company does not believe that resolution of this matter will have a material adverse effect on its financial position.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION

The Company’s executive compensation program presently is administered by the two-member Compensation Committee of the Board of Directors (the “Committee”) set forth below. The Committee regularly receives input on competitive compensation data and recommendations from independent, third-party compensation consultants. The Committee members are not employees of the Company and are independent directors.

Section 162 Policy:

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. Pursuant to regulations issued by the Treasury Department, certain types of compensation may be paid without regard to this $1 million limit and still comply with Section 162(m) if they meet the requirements for “performance-based” compensation. Among the requirements for “performance-based” compensation are payment in accordance with pre-established performance goals and shareholder approval of the material terms of such awards prior to payment. As a general rule, the Committee’s policy is to structure the compensation of its top executives so that none of their compensation becomes non-deductible under Section 162(m). However, the Company has awarded restricted stock grants to Mr. Listwin and other selected executive officers, which are earned through completion of years of continued service with the Company rather than the achievement of performance goals. In addition, the Company has not submitted its cash bonus arrangements with its senior executive officers for shareholder approval. As a result, Section 162(m) may limit the amount of compensation that the Company will be able to deduct in connection with its awards of restricted stock and the payment of cash bonuses to its senior executive officers.

Compensation Philosophy:

The objectives of the Company’s executive compensation policies are to attract, retain and reward executive officers who contribute to the Company’s ongoing success, align the financial interests of executive officers with the performance of the Company, strengthen the relationship between executive pay and stockholder value, motivate executive officers to achieve the Company’s business objectives, and reward executives for their ongoing contributions to the organization.

The Company’s executive compensation package consists of four components: base salary, cash incentives, equity-based incentives and benefits. The first component is base salary. Each executive officer receives a base salary based on competitive compensation information and his responsibilities and performance. The second component is an annual cash incentive program based on company and individual performance. Last year, the Company established company goals and individual goals for certain executive officers. This arrangement provided such officers with the opportunity to earn cash incentives based upon continued service, the extent to which he meets his particular individual performance goals or the Company meets its performance goals. The third component is equity-based incentives, which the Company believes are an important incentive tool designed to more closely align the interests of the executive officers with the long-term interests of the Company’s stockholders and to encourage its executive officers to remain with the Company. Generally, the Company grants stock options at fair market exercise prices, as determined at the time of grant. The Company also sometimes awards shares of restricted stock to provide an executive with a more comprehensive equity incentive package. The fourth component is the standard employee benefit programs provided by the Company to all employees.

The Company’s stock compensation plans have been established to provide most employees of the Company with an opportunity to share, along with the stockholders of the Company, in the long-term success of the Company. Grants are made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Periodic grants of stock options are generally made annually to eligible employees. Stock options granted by the Company generally have a four-year or three-year vesting schedule and generally expire ten years from the date of grant. Awards of restricted stock by the Company generally have a two-year or three-year vesting schedule. The Committee periodically considers the grant of stock-based compensation, including stock options or restricted stock, to all executive officers. Such grants are made on the basis of a quantitative and qualitative analysis of individual performance, the Company’s financial performance and the executive’s existing stock-based awards.

On January 22, 2002, the Committee authorized a Stock Option Exchange Program, which enabled employees, except for the Chief Executive Officer, to voluntarily cancel underwater stock options and receive replacement options between six months and a day and seven months after the cancellation date. The number of replacement options varied based on the exercise price of each employee’s eligible options that were exchanged. In addition, executive officers and certain other executives at the Company received exchange ratios that were significantly less favorable to the executive than what other employees received. The Company offered the Stock Option Exchange Program in recognition of the fact that the exercise price of the majority of outstanding options was significantly higher than the current stock price at the time of the exchange offer which reduced the potential incentive of this reward program and provided less impact in terms of employee retention. In addition, the Company designed the Stock Option Exchange Program to significantly reduce the number of outstanding employee stock options.

Chief Executive Officer Compensation

In the face of a challenging business environment for the Company in fiscal 2003, the Committee adjusted Mr. Listwin’s compensation terms to ensure the continued services of Mr. Listwin and to further align his interest with those of shareholders. In February 2003, the Committee increased Mr. Listwin’s annual base salary to $400,000 based upon the Committee’s review of CEO base pay at comparable companies. In addition, in fiscal 2003, the Compensation Committee implemented a cash and equity incentive program for Mr. Listwin. Under that program, Mr. Listwin received a $375,000 bonus for his achievement of a preset financial goal established by the Board of Directors, a $375,000 bonus based upon his continued service, and an award of 166,666 shares of restricted stock with a three-year vesting schedule.

Additionally, in August 2002, the Committee approved Mr. Listwin’s cancellation of his options to purchase a total of 1,766,666 shares at an exercise price of $23.43 and also agreed to grant him new options, to purchase a total of 1,766,666 shares of the Company’s common stock, on a date that falls on or between six months and one day and seven months from the August 7, 2002 cancellation date. The new options were granted on February 10, 2003 at an exercise price equal to $3.57, which was the fair market value on the date of grant. The new options have the same four-year vesting schedule and vesting commencement date as the cancelled options.

Compensation Committee

Bernard Puckett and Bo Hedfors

REPORT OF THE

AUDIT COMMITTEE REPORT

OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of three outside directors, all of whom are independent under Rule 4200(a)(15) of the NASD listing standards. In October 2003, the Audit Committee adopted a revised charter, which sets forth the Audit Committee’s duties, responsibilities and authority.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2003 with management and with the Company’s independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89 and SAS No. 90, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with such firm’s independence. The Audit Committee has considered the compatibility of the provision of certain non-audit services with maintaining the auditor’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended 2003 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 for filing with the SEC.

Audit Committee

Harold L. Covert, Jr.,

Bernard Puckett and Bo Hedfors

PERFORMANCE MEASUREMENT COMPARISON

The following graph compares the cumulative total stockholder return data for the Company’s (formerly named Phone.com) common stock since June 11, 1999, the date of its initial public offering of common stock, to the cumulative return over such period of (i) The Nasdaq Stock Market (U.S.) Index and (ii) S&P Telecommunications Services Index. The graph assumes that $100 was invested on June 11, 1999, the date on which the Company completed the initial public offering of its common stock, in the common stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the common stock of the Company at the closing price of $60.18 per share (on which date the initial public offering price was $24.00 per share) and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

	6/11/99	6/30/99	6/30/00	6/29/01	6/28/02	6/30/03
Openwave Systems Inc	$100.00	$139.56	$324.61	$172.96	$27.97	$9.97
The Nasdaq Stock Market (U.S.) Index	$100.00	$108.98	$160.06	$87.22	$59.66	$62.24
S&P Telecommunications Services Index	$100.00	$106.91	$92.33	$64.77	$37.79	$40.04

*	Assumes $100 invested on June 11, 1999 in stock or index, including reinvestment of dividends through the fiscal year ended June 30, 2003.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Steve Peters

Secretary

October 29, 2003

In some cases, only one annual report is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will furnish, without charge, a copy of its annual report on Form 10-K for the fiscal year ended June 30, 2003, to each stockholder who forwards a written request to: Secretary, Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, California 94063 to have a copy of the annual report delivered. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the annual report and who would rather receive a single copy of the annual report may instruct the Company by directing their request to the Company in the manner provided above.

Annex A

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring: (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission “) to be included in the Company’s annual proxy statement.

Audit Committee Membership

The Audit Committee shall consist of at least three members of the Board. Each of the members of the Audit Committee shall have been affirmatively determined in the business judgment of the Board to qualify as independent directors under (a) the rules of the National Association of Securities Dealers’ Nasdaq Stock Market (“NASDAQ”) (the rules of Nasdaq, “Applicable Listing Rules”), (b) the rules and regulations of the Commission, and (c), if applicable, the Company’s Corporate Governance Guidelines. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The presence in person or by telephone of a majority of the Audit Committee members shall constitute a quorum for any meeting of the Audit Committee. The Audit Committee shall meet periodically with management, the internal controls director, and the independent auditor in separate executive sessions. The Audit Committee may in its discretion request any officer or employee of the Company or the Company’s outside counsel or independent auditor or outside internal controls consultant to attend a meeting of the Audit Committee, to meet with any members of, or consultants to, the Audit Committee, and to provide pertinent information.

Audit Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10 A(i)(1)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually or when it deems it appropriate and shall recommend any proposed changes to the Board for approval.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.     Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form l0-K.

2.     Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.     Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, and any special steps adopted in light of material control deficiencies.

4.     Review and discuss quarterly reports from the independent auditors on:

(a)    All critical accounting policies and practices to be used.

(b)    All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)    Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.    Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings outlook provided to analysts and investors. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.    Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off balance sheet structures, if any, on the Company’s financial statements.

7.    Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.    Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.    Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer, Chief Accounting Officer, Chief Administrative Officer or other employees in connection with the certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.    Review and evaluate the lead partner of the independent audit or team.

11.    Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.    Ensure the rotation of the lead and concurring audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.    Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.    Discuss any communications between the audit team and the independent auditor’s national office with respect to auditoring or accounting issues presented by the engagement, and if desired, discuss those issues with the independent auditor’s national office.

15.    Meet with the independent auditor prior to the audit to discuss the annual audit plan, including the scope of audit activities and staffing of the audit.

Oversight of the Company’s Internal Control Function

16.    Review the appointment and replacement of the senior internal controls executive.

17.    Review any significant reports to management prepared by the internal controls employee(s) or consultant(s) and management’s responses.

18.    Discuss with the independent auditor and management the internal control responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal controls review, analysis, and improvement plan.

Compliance Oversight Responsibilities

19.    Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

20.    Review the Company’s policies relating the avoidance of conflicts of interest, including the Code of Ethics for Senior Financial Officers. Review past or proposed transactions between the Company and members of management as well as policies and procedures with respect to executive officer expense accounts and perquisites, including the use of corporate assets. Also consider the result of any review of these policies and procedures by the independent auditors.

21.    Review the Company’s program to monitor compliance with its Code of Ethics for Senior Financial Officers and meet periodically with the General Counsel to discuss compliance with such Code. Advise the Board with respect to the Company’s policies and procedures regarding compliance with the Company’s Code of Ethics for Senior Financial Officers and any related applicable laws or regulations.

22.    Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.    Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

24.    Discuss with the Company’s General Counsel, and other internal or external legal counsel as appropriate, regarding legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OPENWAVE SYSTEMS INC.

FOR THE 2003 ANNUAL MEETING OF THE STOCKHOLDERS

NOVEMBER 21, 2003

The undersigned stockholder of Openwave Systems Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 29, 2003 and the 2003 Annual Report to Stockholders and hereby appoints Don Listwin and Steve Peters, and each of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of Openwave Systems Inc. to be held on November 21, 2003 at 8:30 a.m., local time, at Openwave Systems Inc.’s principal executive office located at 1400 Seaport Boulevard, Redwood City, California 94063 U.S.A., and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.	ELECTION OF DIRECTORS:

NOMINEES:

Harold L. Covert, Jr.

Kevin Kennedy

☐    FOR ALL NOMINEES                                                 ☐    WITHHELD FROM ALL NOMINEES

(INSTRUCTION):    TO WITHHOLD AUTHORITY TO

VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT

NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.

2.	RATIFY SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.

          ☐    FOR                                          ☐    AGAINST                                 ☐    ABSTAIN

MARK HERE ☐ FOR ADDRESS CHANGE AND NOTE AT LEFT	MARK HERE ☐ IF YOU PLAN TO ATTEND THE MEETING

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Dated: , 2003

Signature

Signature